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                                    EXHIBIT 2

                            FLEET CAPITAL CORPORATION
                                  1633 BROADWAY
                            NEW YORK, NEW YORK 10019

                             FLEET SECURITIES, INC.
                               100 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110




                                                                May 31, 2002


Nortek Inc.
50 Kennedy Plaza
Providence, RI 02903-2360
Attn:  Ed Cooney, Treasurer


                  Ladies and Gentlemen:

         You have advised Fleet Capital Corporation ("FCC" or "Agent") and Fleet Securities, Inc. ("FSI" or the "Arranger") that Nortek, Inc. ("Nortek"), Broan-NuTone LLC, NuTone Inc., Linear Corporation, Nordyne Inc., Governair Corporation, Mammoth, Inc., Temtrol, Inc., Webco, Inc., Great Lakes Window, Inc., Kroy Building Products, Inc., Napco, Inc., Napco Window Systems, Inc., Variform, Inc., Rangaire LP, Jensen Industries, Inc., Multiplex Technology, Inc., Xantech Corporation, Richwood Building Products, Inc., Thermal-Gard, Inc., Broan-NuTone Canada, Inc., Venmar Ventilation Inc., Venmar Aston Inc., Venmar CES, Inc., Venmar Ventilation (H.D.H.) Inc. and Ventrol Air Handling Systems Inc. (each a "Borrower" and collectively, the "Borrowers") propose to obtain a senior secured credit facility to refinance certain existing indebtedness of the Borrowers and for ongoing working capital needs and general corporate purposes.

         FCC is pleased to advise you of its commitment to provide up to the full amount of a $200,000,000 senior secured credit facility (the "Senior Credit Facility") on the terms and conditions summarized in this letter and in the Summary of Terms



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and Conditions attached as Annex A to this letter (the "Term Sheet"). All initially capitalized terms used in this Commitment Letter and not otherwise defined herein shall have the meanings assigned to those terms in the Term Sheet.

         The commitment of FCC and FSI hereunder is subject to the satisfaction of each of the following conditions precedent in a manner reasonably acceptable to FCC and FSI:

                  (a) each of the terms and conditions set forth herein and in the Term Sheet;

                  (b) the absence of a material breach of any representation or warranty of the Borrowers set forth herein;

                  (c) the negotiation, execution and delivery of definitive documentation with respect to the Senior Credit Facility that is satisfactory to the Agent and the Lenders (the "Credit Documents");

                  (d) execution of the fee letter dated the date hereof among Nortek, the Agent and the Arranger; and

                  (e) there not having occurred and being continuing since the date hereof a material adverse change in the market for syndicated bank credit facilities or a material adverse change in (i) government policy or regulation affecting the Agent, FSI, or the Senior Credit Facility or (ii) financial, banking or capital market conditions, in each case as determined by the Agent in its reasonable discretion.

         The terms and conditions of the commitment of FCC and FSI hereunder and of the Senior Credit Facility are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of FCC and FSI and you.

         Furthermore, the commitment of FCC and FSI hereunder is based upon the financial and other information regarding the Borrowers and their respective subsidiaries previously provided to FCC and FSI (the "Evaluation Materials"), and is subject to the condition, among others, that (i) there are no material misstatements in or omissions from the Evaluation Materials and (ii) there shall not have occurred after the date of such Evaluation Materials, in the opinion of FCC and FSI, any material adverse change in the business, assets, operations, prospects or financial condition of Nortek and its subsidiaries taken as a whole or in the ability of Nortek


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and its subsidiaries taken as a whole to perform their obligations under the
Credit Documents. If the continuing review by the Agent of Nortek and its subsidiaries prior to the execution of the Credit Documents discloses information relating to conditions or events not previously disclosed to the Agent, or relating to new information or additional developments concerning conditions or events previously disclosed to the Agent, which the Agent, in its sole discretion, believes may have a material adverse effect on the business, assets, operations, prospects or financial condition of Nortek or any of its subsidiaries taken as a whole, the Agent may, in its sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or may decline to participate in the proposed financing altogether.

         Although FCC is committing to provide all of the Senior Credit Facility on a fully underwritten basis, FCC expects that a portion of the Senior Credit Facility will be made available by other financial institutions (such lenders including FCC, the "Lenders") identified by us and reasonably acceptable to you. It is agreed that FCC will act as the sole administrative agent (in such capacity, the "Administrative Agent") for the Senior Credit Facilities and FSI will act as sole arranger for the Senior Credit Facility. FCC will be responsible for preparing and negotiating the Credit Documents, and FCC and FSI will manage the syndication effort of forming the syndicate of Lenders that will make the Senior Credit Facility available. Additional agents, co-agents or arrangers may be appointed at the discretion of FCC and FSI.

         FSI intends to commence syndication efforts promptly, and you agree actively to assist FSI and the Agent in completing a syndication reasonably satisfactory to them. The Agent and FSI agree to inform you from time to time about the progress of the syndication. The Agent and FSI shall be entitled, after consulting with the Borrower, to change the pricing, terms and structure of the Senior Credit Facility (provided that the total amount of the Senior Credit Facility shall not be reduced) if the Agent and FSI determine that such changes are advisable to insure a successful syndication of the Senior Credit Facility, provided that (i) the revolving nature of the Senior Credit Facility shall not be changed, (ii) the Final Maturity of the Senior Credit Facility shall not be less than three years and (iii) the Applicable Margins shall not be increased by more than fifty (50) basis points from the highest Applicable Margin set forth in the Term Sheet. Additionally, all compensation paid to any of such financial institutions shall be solely payable by the Agent.

         Syndication of the Senior Credit Facility will be accomplished by a variety of means, including direct contact during the syndication between senior management


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and advisors of the Borrowers and the proposed Lenders. To assist FSI in the syndication efforts, you agree to (a) provide and cause your advisors to provide the Agent and FSI and the other Lenders upon request with all information reasonably deemed necessary by the Agent and FSI to complete a syndication of the Senior Credit Facility, including but not limited to information and evaluations prepared by the Borrowers, and their advisors, or on their behalf, relating to the Senior Credit Facility, and the transactions contemplated by the Borrowers in connection therewith, (b) assist the Agent and FSI upon their reasonable request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facility, (c) otherwise assist the Agent and FSI in their syndication efforts, including by making available officers and advisors of the Borrowers from time to time to attend and make presentations regarding the business and prospects of the Borrowers at a meeting or meetings of prospective Lenders, at reasonable times and on reasonable notice and (d) use commercially reasonable efforts to ensure that the syndication efforts benefit materially from the existing lending relationships of the Borrowers. The Borrowers further agree to refrain from engaging in any additional financings during such syndication process unless otherwise agreed to by the Agent (other than: (a) any unsecured bridge loan facility in connection with the Kelso Transaction or Alternate Transaction; (b) any note reoffering;
(c) any consent solicitation; (d) any exchange note offering for indebtedness of equal rank; and (e) any unsecured high yield market offering).

         By executing this Commitment Letter, you agree to reimburse the Agent and FSI from time to time on demand for all reasonable out-of-pocket fees and expenses (including due diligence expenses, syndication expenses, consultant's fees, expenses relating to any collateral audits or appraisals, and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel (including the reasonable fees, disbursements and other charges of Winston & Strawn, as counsel to the Agent and FSI) incurred in connection with the Senior Credit Facility and any related documentation or the administration, amendment, modification or waiver thereof or any of the other transactions contemplated hereby, whether or not the Senior Credit Facility closes, it being understood and agreed that the Borrowers shall directly retain the firms performing any collateral examination, asset appraisal and/or environmental reviews requested by either FCC or FSI, each such firm to be acceptable to FCC and FSI.

         The Borrowers hereby agree to indemnify and hold harmless Agent, FSI, and each director, officer, employee and affiliate or control person thereof (each an "Indemnified Person") from and against any and all actions, suits, proceeds (including any investigations or inquiries), claims, losses, damages, liabilities or


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expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from this agreement or any eventual extension or syndication of any of the Credit Documents, and, upon demand, to pay and reimburse each Indemnified Person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any such Indemnified Person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability which is found by a final, non-appealable judgment of a court to arise solely from the gross negligence or willful misconduct of any Indemnified Person. No Indemnified Person shall be liable for any damages arising from the use by others of Evaluation Materials or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with this agreement; provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability which is found by a final, non-appealable judgment of a court with proper jurisdiction to arise solely from the gross negligence or willful misconduct of any Indemnified Person.

         The compensation, reimbursement, indemnification, and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Credit Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter.

         The contents of this Commitment Letter are confidential. You agree not to show, circulate or otherwise disclose it or its contents to any other person or entity without our prior written consent (other than (i) your directors, officers, employees, attorneys and advisors and (ii) potential equity investors in you, as well as their accountants, attorneys and other advisors, in each case on a confidential basis, as necessary, in connection with your evaluation of the terms and conditions set forth in such proposed equity investment and to the extent they have agreed to maintain their confidentiality); and, you will not file any of it or disclose its contents in any filing with any governmental agency, unless prior to the filing you have formally obtained our consent (such consent not to be unreasonably withheld), as provided herein.

         Subject to the confidentiality provisions set forth herein, you acknowledge and agree that the Agents may share with any of its respective affiliates any


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information relating to the Senior Credit Facility, the Borrowers and their respective subsidiaries and affiliates.

         If you are in agreement with the foregoing, please execute and return the enclosed copy of this Commitment Letter (at or before 5:00 p.m.) (New York time) on June 3, 2002. This Commitment Letter will become effective upon your delivery to us of executed counterparts of this Commitment Letter and the Fee Letter and, without limiting the more specific terms hereof and of the Term Sheet, you agree upon acceptance of this commitment to pay the fees set forth in the Term Sheet and in the Fee Letter. This commitment shall terminate if not so accepted by you prior to that time. Following acceptance by you, this commitment will terminate on August 30, 2002 unless the Closing Date has occurred prior to such date. This Commitment Letter supersedes all other prior commitment letters executed by any parties hereto relating to the Senior Credit Facility, including, without limitation, the Engagement Letter, dated May 3, 2002.

         Except as required by applicable law, this Commitment Letter and the Fee Letter and the contents hereof and thereof shall not be disclosed by you to any third party without the prior consent of FCC and FSI, other than to your officers and employees, attorneys, advisors, and accountants, in each case to the extent necessary in your reasonable judgment. Without limiting the foregoing, in the event that you disclose the contents of this Commitment Letter in contravention of the preceding sentence, you shall be deemed to have accepted the terms of this Commitment Letter and the Fee Letter.

         This Commitment Letter may not be assigned by any Borrower without the prior written consent of FCC and FSI. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, FCC and FSI. This Commitment Letter may be executed in counterparts, which, taken together, shall constitute an original. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, together with the Term Sheet and the Fee Letter, embodies the entire agreement and understanding between FCC, FSI and the Borrowers with respect to the specific matters set forth herein and supersedes all prior agreements and understandings relating to the subject matter hereof. No party has been authorized by FCC or FSI to make any oral or written statements inconsistent with this Commitment Letter.

         THIS COMMITMENT LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF


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NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN
GENERAL OBJECTIONS LAW SECTION 5-1401).

         NORTEK, FCC AND FSI EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TERM SHEET OR THE FEE LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND NORTEK, FCC AND FSI EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.

         We are pleased to have this opportunity and look forward to working with you.


                                       Very truly yours,

                                       FLEET CAPITAL CORPORATION



                                       By: /s/ John F. Donlon
                                          -----------------------------------
                                          Name:  John F. Donlon
                                          Title: Vice President


                                       FLEET SECURITIES, INC.



                                       By: /s/ Robert D. Valbona
                                          ------------------------------------
                                          Name:  Robert D. Valbona
                                          Title: Director


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Accepted and Agreed to as of
this 3 day of June 2002:

          NORTEK, INC.



By /s/ Edward J. Cooney
   ------------------------
   Name:  Edward J. Cooney
   Title: Vice President and Treasurer




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